Exhibit 2.2.4

[loanDepot Letterhead]

June 2, 2015

Mortgage Master, Inc.

Mr. Leif Thomsen

25 Hale Drive

Dedham, MA 02026

RE:	Amendment to (i) the Asset Purchase Agreement (the “APA”), dated November 12, 2014, between loanDepot.com, LLC (“Buyer”), Mortgage Master, Inc. (“Seller”), the Shareholders (as defined in the APA) and the Seller Party Representative (as defined in the APA), as amended by the Side Letter, dated February 12, 2015 (“Side Letter”), between Buyer, Seller and Seller Party Representative, and (ii) the Notes (as defined in the Side Letter).

Dear Mr. Thomsen,

In connection with the APA, the Side Letter and the Notes, Buyer, Seller, Shareholders and you (in your individual capacity and as Seller Party Representative) hereby agree to this amendment to the APA, the Side Letter and the Notes (as defined in the Side Letter) (this “Amendment”), Capitalized terms used, but not otherwise defined herein, shall have the meanings given them in the APA.

1.	The APA is hereby amended to provide that the Purchase Price is comprised only of the following:

a.	All amounts paid by Buyer under the APA prior to the date of this Amendment;

b.	$4,250,000, representing an additional payment required to be made to Seller by Buyer pursuant to Sections 3.2 and 3.6 of the APA, and to be paid in equal installments on June 2, 2015 and September 2, 2015;

c.	the Commercial Promissory Note dated January 2, 2015, initially in the amount of $4,253,639 and payable by the Buyer to the Seller, the $2,000,000 note dated January 13, 2015, the $2,000,000 note dated January 20, 2015, and the $3,000,000 note dated January 28, 2015, all such notes (four in total) comprising a total principal due from Buyer to Seller equal to $11,253,639 (together, the “Notes”);

d.	$115,000 to be paid by Buyer to Seller on the Maturity Date of the Four Notes; and

e.	the Earnout Amounts determined in accordance with Section 3.7 of the APA; the computation of the Earnout Amount for the period April 1, 2015 through December 31, 2015 shall not be reduced by the payments referred to in Section 1b, above.

Mortgage Master, Inc.

June 2, 2015

2.	The Notes are hereby amended as follows:

a.	For each Note, the “Maturity Date” is amended to be the earlier of (a) December 31, 2015, and (b) a Liquidity Event;

b.	For each Note, interest on the unpaid principal balance shall accrue (I) at the rate of five percent (5%) per annum from the date of such Note through the date hereof, and (II) at the rate of ten percent (10%) per annum following the date hereof.

c.	Buyer and Seller agree that (i) the unpaid principal balance of the Notes, after giving effect to the Actual Book Value Amount set forth in Section 3.2 of the APA, is $11,282,223 and shall be not subject to further adjustment; and (ii) the timing and amount of the payments set forth in Sections 1 and 2, above, are not based upon, or subject to, the continued employment of any employee of the Division.

3.	Buyer and Seller Representative represent and warrant to the others as follows:

a.	such party is a proper party to this Amendment;

b.	such party has the full right, power, and authority to enter into this Amendment, to settle and compromise in accordance with the terms hereof all disputes over:

(1) any calculation of the amount of the Purchase Price payable through the date hereof and the composition of the Purchase Price set forth in Section 1;

(2) the amount of any expense reimbursement (or similar payment) to be made by Buyer to any Seller Party in connection with the APA, the Side Letter and Notes; or

(3) any breach or violation of the APA, Side Letter or Notes that has arisen at any time prior to the date hereof (the foregoing matters described in Sections 3b.(1), 3b.(2) and Section 3b.(3) are referred to, collectively, as the “Disputed Matters”);

c.	this Amendment constitutes a valid and binding agreement that is enforceable against such Party in accordance with its terms;

d.	such party has not assigned to any third party any of its claims, demands, obligations or causes of action that are released, waived or discharged under this Amendment; and

e.	based upon the estimated financial results of the Division dated April 2015, Buyer currently believes that the Division Net Income for the three months ending March 31, 2015 will be negative $370,320; that is ($370,320). The parties acknowledge and agree that the actual results of Division Net Income for such three month period may be subject to change based upon changes in the timing for accruals, or the recognition, of various items of revenue and expense and similar matters affecting the Division.

Mortgage Master, Inc.

June 2, 2015

4.	In consideration of the complete execution and delivery of this Amendment and other good and valuable consideration, and other than the payments expressly described herein, Seller, Shareholders and Seller Representative for themselves and their current and former principals, officers, directors, partners, members, employees, shareholders, managers, subsidiaries, Affiliates, representatives, agents, heirs, executors, administrators, predecessors, successors, assigns (collectively, the “Seller Releasing Parties”), hereby release, acquit, and forever discharge Buyer, together with and any and all of its former, current, and future parents, affiliates, subsidiaries, directors, officers, partners, members, employees, shareholders, managers, attorneys, accountants, insurers, heirs, agents, representatives, executors, administrators, predecessors, successors, and assigns, and any affiliate of any of them (collectively, the “Buyer Released Parties”), from and against any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, appeals and rights of appeal, debts, dues, sums of money, costs, losses, accounts, reckonings, covenants, contracts, controversies, agreements, promises, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs) of every kind, nature and description whatsoever, existing or contingent, ascertained or unascertained, accrued or not accrued, asserted or unasserted, suspected or unsuspected, known or unknown, whether sounding in tort or in contract, in law, equity or mixed, anywhere throughout the universe, which the Seller Releasing Parties had, have, or may hereafter have against the Buyer Released Parties as of the date hereof relating to the Disputed Matters (collectively, the Released Matters).

5.	Seller, Shareholders and Seller Representative acknowledge and agree that, except as otherwise provided in this Amendment, the releases in this Amendment shall apply to, release, and include any and all claims, demands, actions and causes of action any of them may have against the other, regardless of whether such claims are known, unknown or hereafter discovered or ascertained, arising from or relating to the Released Matters and that the provisions of Section 1542 of the California Civil Code are hereby expressly waived to that extent. Section 1542 provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The discovery by any party, subsequent to the execution of this Amendment, of any facts not heretofore known to that party, or facts or law upon which such party relied on in executing this Amendment, were not as that party believed them to be in executing this Amendment, shall not constitute grounds for declaring this Amendment void, avoidable, or otherwise unenforceable. This Section 6 shall preclude any claim that a party was fraudulently induced to enter into this Amendment, or was induced to enter into this Amendment by a mistake of fact or law.

6.

The terms of this Amendment and its existence are strictly private and confidential. Nothing in this Section 7 shall preclude a party from disclosing the terms of this Amendment to their respective attorneys, accountants, auditors, or other persons necessary to effectuate this Amendment. The parties acknowledge that they have been provided adequate opportunity to

Mortgage Master, Inc.

June 2, 2015

have counsel of their own choosing review this Amendment, and that they are entering into this Amendment voluntarily, with a full understanding of its terms. The APA, Side Letter and Notes, as amended by this Amendment, and the other documents entered into in connection with the APA (including but not limited to the various employment agreements and the Transition Services Agreement) constitute the entire agreement between the parties and supersedes any and all prior or contemporaneous agreements, promises or representations. The terms of this Amendment may not be changed except in a writing signed by all parties. Except as amended hereby, the APA, Side Letter and the Notes and the other documents entered into in connection with the APA (including but not limited to the various employment agreements and the Transition Services Agreement) shall remain in full force and effect in accordance with their terms. This Amendment may be executed in counterpart signature pages executed and delivered via facsimile transmission or via email with scan or email attachment. Any such counterpart executed and so delivered will be deemed an original, and all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

Mortgage Master, Inc.

June 2, 2015

IN WITNESS WHEREOF, this Amendment has been properly executed by the parties as of the date first written above.

BUYER

loanDepot.com, LLC

By:	/s/ Anthony Hsieh
Name:
Title:

SELLER

Mortgage Master, Inc.

By:	/s/ Leif Thomsen
Name:	Leif Thomsen
Title:	CEO

SHAREHOLDERS

CALM Associates Trust

By:	/s/ Leif Thomsen
Name:	Leif Thomsen
Its:	Trustee

By:	/s/ Ann Thomsen
Name:	Ann Thomsen
Its:	Trustee

SELLER PARTY REPRESENTATIVE

By:	/s/ Leif Thomsen
Name:	Leif Thomsen

/s/ Leif Thomsen
Leif Thomsen

/s/ Ann Thomsen
Ann Thomsen